SUB-ITEM 77M
Mergers

Nuveen Massachusetts Premium Income Municipal Fund
811-07486



On June 9, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Massachusetts AMT-Free Municipal Income Fund and
Nuveen Massachusetts Dividend Advantage Municipal Fund were transferred to the Nuveen Massachusetts Premium
Income Municipal Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on October 18, 2013, Accession No. 0001193125-13-404011,
which materials are herein incorporated by reference.